Exhibit 99.1

Global Partners Announces Election of CFO Daphne H. Foster to Board of Directors

WALTHAM, Mass.--(BUSINESS WIRE)--May 9, 2016--Global Partners LP (NYSE: GLP) today announced that the Board of Directors of its general partner, Global GP LLC, has elected Daphne H. Foster, 58, the Partnership’s Chief Financial Officer, to the Board, effective May 6, 2016.

“Daphne’s election to the Board recognizes the significant contributions she has made to Global over the past nine years, as well as the capital markets insight and financial leadership she brings to this vital governance role,” said Richard Slifka, Chairman of the Board. “Whether building an effective capital structure to serve our long-term growth objectives, strengthening our fiscal management or enhancing our treasury function, Daphne has applied her strategic expertise to successfully move Global forward. On behalf of the entire Board, I welcome her as our seventh director.”

Foster, who joined Global in 2007, was elected Treasurer of the Partnership in 2010 and promoted to CFO in 2013. She received her bachelor’s degree and MBA from Boston University.

About Global Partners LP
A publicly traded master limited partnership, Global is a midstream logistics and marketing company that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. Global also is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is engaged in the transportation of crude oil and other products by rail from the mid-continental U.S. and Canada to the East and West Coasts for distribution to refiners and others. With approximately 1,600 locations, primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global is No. 180 in the Fortune 500 list of America’s largest corporations. For additional information, visit www.globalp.com.

CONTACT:
Global Partners LP
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary